Exhibit 99.1

Cheniere Energy Announces Two-for-One Stock Split

    HOUSTON--(BUSINESS WIRE)--March 14, 2005--Cheniere Energy, Inc. (AMEX:LNG) announced today that its Board of Directors has approved a two-for-one stock split of its common shares. The stock split will entitle all shareholders of record at the close of business on April 8, 2005 to receive one additional share of common stock for each share held on that date. The additional shares of common stock will be distributed on April 22, 2005. After giving effect to the stock split, there will be approximately 53,514,000 shares of common stock outstanding.
    The Board's decision to split the stock will reduce the price per share and is intended to broaden the shareholder base and increase the liquidity and availability of shares for trading.

    Cheniere Energy, Inc. is a Houston-based energy company engaged in developing LNG Receiving Terminals and Gulf of Mexico Exploration & Production. Cheniere is developing 100% owned Gulf Coast LNG Receiving Terminals near Sabine Pass in Cameron Parish, LA; near Corpus Christi, TX; and near the Creole Trail in Cameron Parish, LA. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG Receiving Terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its web site at www.Cheniere.com.

    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc.
             Suzanne McLeod, 713-265-0208
             Info@Cheniere.com